Exhibit 99
NEWS RELEASE
For Immediate Release
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES
NEW JERSEY CLEANUP PROJECT DELAY EXTENDED

Waste Shipments Expected to Resume in March 2006

BOISE, Idaho, November 17, 2005 - Stephen Romano, President and Chief Executive Officer of American Ecology Corporation [NASDAQ:ECOL] today announced that on November 16, 2005 Honeywell International notified the Company that it had filed a brief with the U.S. District Court, District of New Jersey seeking approval to have waste shipments from the main excavation phase for the Jersey City chromite ore processing residues removal project start in the March 2006 timeframe. Honeywell indicated the additional time is required for completion and curing of a subsurface barrier wall that will surround the site and subsequent dewatering of the material that is necessary prior to excavation. Honeywell also said that it is applying all reasonable efforts to accelerate this schedule.

To minimize delay impacts, American Ecology is repositioning railcars to maximize fleet utilization and working with subcontractors to reduce standby costs. American Ecology will continue to assess Honeywell certain fees for not meeting minimum weekly shipment requirements as provided for under the Contract. The fees may or may not be sufficient to cover costs incurred by the Company associated with the project.

“We are working diligently to minimize the financial impact of the delay on all parties and are taking advantage of this time to refine our transportation logistics and waste treatment systems,” Romano said. “While the main excavation delay presents challenges, American Ecology’s ongoing business remains strong and we look forward to serving Honeywell when waste shipments resume,” Romano added.

Awarded in June 2005, the Contract commits Honeywell to provide American Ecology 99% of the chromite ore processing residues removed from the site during the main excavation phase. Total waste volumes at the site have been estimated at approximately one million tons. On October 6, 2005 Honeywell filed a motion in U.S. District Court, District of New Jersey to reduce the amount of material removed from the site by 53%. The motion is presently under judicial review.

On October 27, 2005 the Company announced that project shipments would be delayed for up to 90 days. Neither the initial or extended delay relates to American Ecology’s performance under its Contract with Honeywell, which remains in full force and effect.

American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company has disposal facilities in Idaho, Nevada, Washington and Texas, and is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements that are based on management’s current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein. No assurance can be given that Honeywell will resume off-site shipments in March 2006, ship volumes originally projected, or that the fees being charged will cover project delay costs. Nor can the Company provide assurances it will satisfactorily perform under the terms of the contract, meet its profitability objectives for the project, or successfully execute its overall business plan going forward. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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